PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS FIRST QUARTER 2010 RESULTS

VISALIA, California, April 26, 2010 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced first quarter 2010 net income of $251,000, or $0.06 per diluted common share.  This compared to earnings of $347,000, or $0.10 per diluted common share, for the first quarter of 2009.

Don Gilles, President and Chief Executive Officer, remarked, "Earnings for the first quarter of 2010 met budget expectations.   In the challenging economic times we've faced over the last two years, we're very pleased that core earnings have held up and that both our loans and core deposits have continued to grow". Gilles further commented, "In this current economic malaise, and the resultant pressure that has put on some of our borrowers, we've remained focused on the maintaining the history of strong credit quality that has been our tradition."

Comparison of March 31, 2010 to December 31, 2009

•	Assets increased $4.5 million or 1% to $344.6 million

•	Net loans increased by $295,000 or 0.1% to $235.1 million

•	Allowance for loan losses (ALL) increased by $591,000 to $6.8 million; the ALL as percentage of total loans increased to 2.82% compared to 2.58%

•	Non-performing loans as a percentage of total loans increased from 3.14% to 3.04%; non-performing assets as a percentage of total assets decreased from 2.16% to 2.07%.

•	Total deposits increased by $4.1million or 1% to $298.3 million

•	Total Risk-Based Capital Ratio increased from 16.0% to 16.4%.

Comparison of March 31, 2010 to March 31, 2009

•	Assets increased $34.4 million or 11% to $344.6 million

•	Net loans increased by $4.7 million or 2% to $235.1 million

•	ALL increased by $3.2 million to $6.8 million; the ALL as percentage of total loans increased to 2.82% compared to 1.56%

•	Non-performing loans as a percentage of net loans increased from 1.36% to 5.39%; non-performing assets as a percentage of total assets increased from 1.01% to 3.67%

•	Total deposits increased $37.4 million or 14% to $298.3 million

•	Shareholder’s equity decreased by $1.0 million or 3% to $37.1 million; the Total Risk-Based Capital Ratio decreased from 16.7% to 16.4%

Comparison of First Quarter 2010 to First Quarter 2009

•	Net interest income before provision for loan losses increased by $170,000 or 5.5%

•	The provision for loan losses increased by $200,000

•	Non-interest income decreased by $20,000 or 6.3%

•	Non-interest expense increased by $107,000 or 4.2%

Loans, Investment Securities, Deposits and Borrowings

Net loans (gross loans less the ALL) were static during the first quarter of 2010, primarily reflecting low demand amid economic uncertainty.   Average gross loans were $240.6 million for the quarter ended March 31, 2010 and $232.4 million for the quarter ended March 31, 2009, an increase of $8.2 million or 3.5% which reflected modest growth in commercial real estate mortgage loans during 2009.

Available-for-sale investment securities decreased to $41.1 million at March 31, 2010 compared to $42.6 million at December 31, 2009.  Normal principal payments, maturities, and calls within the investment portfolio accounted for the change.

The Company’s deposits increased by $4.0 million or 1.4%, from $294.3 million at December 31, 2009 to $298.3 million at March 31, 2010.  The amount of brokered time deposits included in total deposits at March 31, 2010 and December 31, 2009 remained consistent at $17.8 million.  Average total deposits were $296.4 million for the quarter ended March 31, 2010 and $259.4 million for the quarter ended March 31, 2009, an increase of $37.0 million or 14.3%.  The Bank’s core deposits grew from local sources due to the Company’s ongoing marketing efforts which included strategies to attract depositors from failed or acquired banks in its area.

The Company had $3.6 million in Federal Home Loan Bank (FHLB) long-term borrowings and no FHLB short-term borrowings at March 31, 2010.  This compared to $3.7 million in FHLB long-term borrowings and no FHLB short-term borrowings at December 31, 2009.

Asset Quality

Nonperforming assets at March 31, 2010 were comprised of 10 nonaccrual loans with an aggregate balance of $7.2 million compared with 10 nonaccrual loans at December 31, 2009 with an aggregate balance of $7.4 million.  The Company had no other real estate owned (OREO) at either date.

The Company increased its allowance for loan losses from $6.2 million at December 31, 2009 to $6.8 million at March 31, 2010.  The Company booked loan loss provisions totaling $600,000 during the period ended March 31, 2010 compared to $400,000 during the same period in 2009.  The increase in the provision for loan losses during the period ended March 31, 2010 was due to loan charge-offs and uncertain economic conditions.

The portion of the allowance for loan losses relating to specific impaired loans was $2.7 million at March 31, 2010 and December 31, 2009.  Impaired loans totaled $12.7 million and $12.5 million at March 31, 2010 and December 31, 2009, respectively.  At March 31, 2010 and December 31, 2009, impaired loans were comprised of both non-accrual loans and certain performing loans that are not expected to perform in accordance with the original loan agreement.

Net charge-offs for the quarters ended March 31, 2010 and 2009 were minimal.

Shareholders’ Equity

Total shareholders’ equity increased by $258,000 during the first quarter to $37.1 million at March 31, 2010.  The increase resulted primarily from first quarter earnings of $251,000 and an increase in accumulated other comprehensive income of $102,000 resulting from improvement in the valuation of the investment portfolio, and offset by amortized preferred stock dividends .  Book value per common share increased to $11.28 at March 31, 2010 from $11.18 at December 31, 2009 due to these same factors.

Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 16.4% at March 31, 2010 compared to 16.0% at December 31, 2009.

Comparison of First Quarter 2010 to First Quarter 2009

•	Net interest income before provision for loan losses increased by $170,000 or 5.5%

•	The provision for loan losses increased by $200,000

•	Non-interest income decreased by $20,000 or 6.3%

•	Non-interest expense increased by $107,000 or 4.2%

Net Interest Income and Net Interest Margin

For the quarter ended March 31, 2010 net interest income before provision for loan losses totaled $3.2 million, an increase of $170,000 or 5.5% from the $3.1 million earned during the first quarter of 2009.  Net interest income increased during the 2010 period due primarily to growth in average loans on the asset side resulting in an increase to interest income, offset by growth in average deposits on the liability side resulting in an increase to interest expense.

Net interest margin was 4.39% and 4.41% for the three-month periods ended March 31, 2010 and 2009, respectively, a decrease of four basis points.  The lack of significant change reflects the Federal Reserve Bank taking no action to change interest rates during 2009 as well as the Company’s management of interest rate changes occurring within the loan and deposit portfolios.  In general, the decrease in average loan yield that occurred due to normal repricing was offset by the Company’s success in gathering new favorably priced deposits.  Average loan yield was 6.10% and 6.48% for the three months ended March 31, 2010 and 2009, respectively, while the average rates paid on deposits was 1.21% and 2.19% for the three months ended March 31, 2010 and 2009, respectively.

Non-Interest Income

For the quarter ended March 31, 2010, non-interest income totaled $296,000, a decrease of $20,000 or 6.3% from the first quarter of 2009.  The quarterly decrease resulted from reductions in mortgage loan underwriting fees, earnings on life insurance policies, and nonrecurring rental income received in the first quarter of 2009.

Non-Interest Expense

For the quarter ended March 31, 2010, non-interest expense totaled $2.6 million, an increase of $107,000 or 4.2% from the $2.5 million recorded during the first quarter of 2009.  The increase resulted primarily from a $74,000 or 43.5% decrease in deferred loan origination costs resulting from a less active lending environment.  Other employee-related costs increased by $44,000 or 3.0% due to new hires, and FDIC deposit insurance expense increased by $46,000 or 22% due to higher deposit volume.  These increases were offset by a $40,000 or 10.5% decrease in occupancy and equipment costs that resulted from the relocation of the Visalia branch and Administrative offices from leased facilities to a single bank-owned facility in January 2010.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of March 31,		As of December 31,
	2010	2009	2009	2008
Assets

Cash and Due from Banks	$44,090	$6,838	$39,078	$8,756
Federal Funds Sold	-	7,840	-	13,390
Available-for-Sale Investment Securities	41,142	46,232	42,569	42,018
Loans (net)	235,118	230,400	234,823	226,697
Bank Premises and Equipment (net)	8,653	7,626	8,042	3,975
Cash Surrender Value of Bank-Owned Life Insurance	6,417	6,492	6,355	6,422
Other Assets	9,213	4,834	9,305	4,841
TOTAL ASSETS	$344,633	$310,262	$340,172	$306,099

Liabilities & Equity
Non-Interest Bearing Deposits	$73,472	$66,852	$76,575	$77,406
Interest Bearing Deposits	125,352	107,197	121,399	87,738
Time Deposits	99,511	86,863	96,308	92,180
Total Deposits	298,336	260,912	294,282	257,324
Short-Term Debt	-	-	-	8,000
Long-Term Debt	3,605	5,130	3,662	5,184
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,472	2,985	2,266	2,358
Total Liabilities	307,506	272,120	303,303	275,959
Shareholders’ Equity	37,127	38,142	36,869	30,140
TOTAL LIABILITIES & EQUITY	$344,633	$310,262	$340,172	$306,099

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Interest Income	$3,971	$4,223
Interest Expense	735	1,157
NET INTEREST INCOME	3,236	3,066
Provision for Loan Losses	600	400
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,636	2,666
Non-interest Income	296	316
Non-interest Expense	2,626	2,519
INCOME BEFORE INCOME TAXES	306	463
Income Taxes	56	116
NET INCOME	$250	$347
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$(95)	$(92)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$155	$255
EARNINGS PER COMMON SHARE - BASIC*	$0.06	$0.10
EARNINGS PER COMMON SHARE – DILUTED*	$0.06	$0.10
COMMON SHARES OUTSTANDING – END OF PERIOD*	2,608	2,597
*All share and earnings per share data have been restated for a 5% stock dividend issued in June 2009.

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,		December 31,
	2010	2009	2009*

CREDIT QUALITY DATA
Allowance for loan losses	$6,823	$3,644	$6,231
Allowance for loan losses as a percentage of total loans	2.82%	1.56%	2.58%
Nonperforming loans	$12,662	$3,124	$11,6144
Nonperforming loans as a percentage of total loans	5.39%	1.36%	3.14%
Nonperforming assets as a percentage of total assets	3.67%	1.01%	2.16%
Year-to-date net charge-offs	$8	$1	$4,013
Year-to-date net charge-offs as a percentage of average loans	0.003%	0.0004%	1.67%

SHARE AND PER SHARE DATA
Basic earnings (loss) per common share for the quarter	$0.06	$0.10	$(0.84)
Diluted earnings (loss) per common share for the quarter	$0.06	$0.10	$(0.84)
Quarterly weighted average common shares outstanding	2,608,317	2,597,425	2,608,317
Quarterly weighted average diluted common shares outstanding	2,613,259	2,597,663	2,611,492
Book value per common share	$11.28	$11.73	$11.18
Total common shares outstanding	2,608,317	2,597,425	2,608,317

KEY FINANCIAL RATIOS
Return (loss) on average equity	2.74%	3.93%	(1.53)%
Return (loss) on average assets	0.30%	0.45%	(0.18)%
Net interest margin	4.39%	4.41%	4.43%
Efficiency ratio	74.34%	74.49%	64.9%
Loan to deposit ratio at quarter end	78.9%	88.3%	79.8%
Total Risk-Based Capital Ratio at quarter end	16.4%	16.7%	16.0%
*For the year ended December 31, 2009